Re: Questions 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2,
74V1 and 74V2

 The following funds offer Investor Class, Service
 Class and Class A shares.

	Access One Flex High Yield Fund (Series 1)
	Access One Flex Bear High Yield Fund (Series 5)

 Within the N-SAR, the total income dividends
 (72DD1 and 72DD2) and number of shares (74U1 and 74U2) presented have been combined as follows:

	 72DD1/74U1  Investor Class shares
	 72DD2/74U2  Service Class and Class A shares

 The following is a class breakout of the total income distributions (000's), NAV's, income distributions per share and shares outstanding at April 30, 2009:

	Total Income	NAV	Income Distributions	Shares Outstanding
	Distributions (000's)		per share
Investor Class
Flex High Yield	 	11,648	  	21.37 	1.74 	 	19,332,045
Flex Bear High Yield	 -   		27.27 	 -   	 739,393

Service Class
Flex High Yield	 	298 	 21.49 	 1.66 	 421,859
Flex Bear High Yield	 -    26.40	 -   	 13,041

Class A
Flex High Yield	 	45 	 21.79 	 1.73 	 39,771
Flex Bear High Yield	 -   	 28.06 	 -   	 	65